Exhibit 99.(a)(2)(iii)

ATTACHMENT A

SERIES AND CLASSES OF THE TRUST

I.
Pursuant to Article III, Section 1 of the Declaration of Trust, the Shares of beneficial interest of the Trust are divided into the following separate Series of Shares established and designated as:  UBS Dynamic Alpha Fund, UBS Global Allocation Fund, UBS Asset Growth Fund, UBS Emerging Markets Equity Fund, UBS International Sustainable Equity Fund, UBS U.S. Equity Opportunity Fund, UBS U.S. Large Cap Equity Fund, UBS U.S. Small Cap Growth Fund, UBS Core Plus Bond Fund, UBS Fixed Income Opportunities Fund, UBS Municipal Bond Fund, and UBS Total Return Bond Fund, each with an unlimited number of Shares of beneficial interest, (par value $0.001 per share), with such rights and preferences as are set forth in the Declaration of Trust.

II.
Pursuant to Article III, Section 1 of the Declaration of Trust, each Series of the Trust is further divided into the following separate classes of Shares established and designated as: Class A Shares, Class C Shares and Class P Shares.  Each separate class of each Series has an unlimited number of Shares of beneficial interest, (par value of $0.001 per share).

A.
Each Class A Share, Class C Share and Class P Share of a Series shall have the rights and limitations as set forth in Section 1 of Article III of the Declaration of Trust, except that:  (i) dividends and distributions paid on Class A Shares and Class C Shares of a Series shall reflect reductions for payments of fees under the Series’ shareholder services and/or distribution plan adopted pursuant to Rule 12b-1 of the 1940 Act for the Class A Shares and Class C Shares, respectively; and (ii) only the Class A Shares, Class C Shares and Class P Shares shall have (a) exclusive voting rights with respect to any matter submitted to a vote of shareholders that affects only holders of Class A Shares, Class C Shares and Class P Shares, respectively, including, without limitation, the provisions or any shareholder services and/or distribution plan adopted pursuant to Rule 12b-1 of the 1940 Act for the Class A Shares and Class C Shares, and (b) no voting rights with respect to the provision of any shareholder services and/or distribution plan adopted pursuant to Rule 12b-1 of the 1940 Act applicable to any other class of shares of the Series or with regard to any other matter submitted to a vote of shareholders that does not now or in the future affect holders of the Class A Shares, Class C Shares and Class P Shares, respectively.

B.
Purchases of Class A Shares of a Series are subject to the imposition of a sales charge according to the following schedules, which may be adjusted from time to time and are subject to such waivers as shall be determined from time to time by UBS Asset Management (Americas) Inc. (formerly, UBS Global Asset Management (Americas) Inc.) (“UBS Asset Management”) and as shall be described in the current prospectuses of the Class A Shares of the Series of the

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Trust:

(i)
With respect to the Class A Shares of the Series designated and established as the UBS Core Plus Bond Fund, UBS Fixed Income Opportunities Fund, and UBS Total Return Bond Fund (collectively, the “Fixed Income Series”), sales charges are imposed as follows:

Amount of Investment	Sales Charge as a Offering Price

Less than $100,000	3.75%
$100,000 to $249,999	3.25%
$250,000 to $499,999	2.25%
$500,000 to $999,999	1.75%
$1,000,000 and over	None

(ii)
With respect to the Class A Shares of the Series designated and established as the UBS Dynamic Alpha Fund, UBS Global Allocation Fund, UBS Asset Growth Fund, UBS Emerging Markets Equity Fund, UBS International Sustainable Equity Fund, UBS U.S. Equity Opportunity Fund, UBS U.S. Large Cap Equity Fund and UBS U.S. Small Cap Growth Fund (collectively, the “Equity Series”), sales charges are imposed as follows:

Amount of Investment	Sales Charge as a Offering Price

Less than $50,000	5.50%
$50,000 to $99,999	4.50%
$100,000 to $249,999	3.50%
$250,000 to $499,999	2.50%
$500,000 to $999,999	2.00%
$1,000,000 and over	None

(iii)	With respect to the Class A Shares of the Series designated and established as the UBS Municipal Bond Fund (the “Municipal Bond Series”), sales charges are imposed as follows:

Amount of Investment	Sales Charge as a Offering Price

Less than $100,000	2.25%
$100,000 to $249,999	1.75%
$250,000 to $499,999	1.25%
$500,000 and over	None

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(iv)
Purchases of Class A Shares of the Series of $1 million or more that are redeemed within one year after purchase are subject to the imposition of a contingent deferred sales charge equal to 1% of the Class A Shares’ offering price or the net asset value at the time of sale by the shareholder, whichever is less, subject to such waivers as shall be determined from time to time by UBS Asset Management and as shall be described in the current prospectuses of the Class A Shares of the Series of the Trust.

C.
Class C Shares are subject to the imposition of contingent deferred sales charge on Class C Shares redeemed within one year after purchase, which shall be equal to the lesser of the net asset value of the Class C Shares at the time of purchase or the net asset value of such Class C Shares at the time of sale, multiplied by 1% for the Equity Series and 0.75% for the Fixed Income Series and the Municipal Bond Series, subject to such waivers as shall be determined from time to time by UBS Asset Management and as shall be described in the current prospectuses of the Class C Shares of the Series of the Trust.

March 3, 2016

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